Exhibit 99.1
Clear Channel Outdoor Holdings, Inc. Reports Results
for the Second Quarter of 2025
----------------
San Antonio, TX, August 5, 2025 – Clear Channel Outdoor Holdings, Inc. (NYSE: CCO) (the “Company”) today reported financial results for the quarter ended June 30, 2025.
“We delivered solid financial results within our guidance range during the second quarter, while making good progress executing on our strategic plan,” said Scott Wells, Chief Executive Officer of Clear Channel Outdoor Holdings, Inc. “Our second quarter consolidated revenue increased 7.0%, reflecting growth from our America and Airports segments. In addition, our outlook remains positive for the second half of the year, attesting to the strength of out-of-home advertising and our leadership in driving the digital transformation of our industry. Building on our momentum, after the quarter ended, we refinanced and extended approximately 40% of our debt maturities in two tranches to 2031 and 2033, with our nearest maturity now in 2028.
“Our transition into a U.S.-focused organization has allowed us to direct our attention to maximizing our investments in our digital footprint, data analytics and sales force to scale our business in an efficient manner, with the goal of increasing our cash generation. We continue to make inroads with a broader range of advertisers as we demonstrate our ability to plan and measure client campaigns that deliver attractive ROI relative to other advertising platforms. This is a central part of our value proposition, combined with our scale in what has become an increasingly fragmented advertising market.
“Looking ahead, our business remains healthy, and we are on track to deliver on our financial goals. Nearly 90% of our Q3 2025 revenue guidance is under contract, and we believe we remain well-positioned to generate strong growth in our cash flow this year, with a significant compound increase in AFFO. We are committed to utilizing our cash to strengthen our balance sheet and reduce our interest expense while continuing to strategically invest as we work to build shareholder value.”
Financial Highlights:
Financial highlights for the second quarter of 2025 as compared to the same period of 2024:

(In thousands)	Three Months Ended June 30,		% Change	Six Months Ended June 30,		% Change
	2025	2024		2025	2024
Consolidated Revenue	$402,808	$376,483	7.0%	$736,988	$703,323	4.8%
Income (Loss) from Continuing Operations[1]	6,331	(25,414)	NM	(48,971)	(94,638)	(48.3)%
Consolidated Net Income (Loss)[1,2]	10,649	(38,634)	NM	73,862	(127,717)	NM
Adjusted EBITDA[3]	128,558	119,356	7.7%	207,815	209,974	(1.0)%
AFFO[3]	27,817	15,813	75.9%	4,954	3,001	65.1%
1Percentage changes that are so large as to not be meaningful have been designated as “NM.”
2Includes income (loss) from discontinued operations.
3This is a non-GAAP financial measure. See “Supplemental Disclosures” section herein for more information.
International Sales Processes:
On May 6, 2025, we entered into a definitive agreement to sell our business in Brazil to Publibanca Brasil S.A., an affiliate of Eletromidia S.A., for a purchase price of approximately $14.7 million based on the prevailing exchange rate as of June 30, 2025, subject to certain customary adjustments. The transaction is expected to close later this year, pending regulatory approval and the satisfaction of other customary closing conditions. The sales process for our remaining discontinued operations in Spain is ongoing. Both of these businesses, along with the international businesses previously sold, are classified as discontinued operations.

Debt Activity:
In the second quarter of 2025, we repurchased $229.7 million aggregate principal amount of outstanding senior notes in open market transactions at a discount, contributing to a year-to-date debt reduction of approximately $605 million. We also amended our credit agreements, extending the maturity dates of our credit facilities to 2030 and adjusting facility commitments.
On August 4, 2025, we closed a $2.05 billion private offering of senior secured notes. We used the net proceeds from the offering, together with cash on hand, to fund the redemption of $2.0 billion of our existing senior secured notes due 2027 and 2028, further extending our debt maturity profile.
Refer to the “Liquidity and Financial Position” section of this earnings release for further detail.
Guidance:
Third Quarter 2025 Outlook:
We expect the following results for the third quarter of 2025:

	Third Quarter of 2025		% change from prior year
(in millions)	Low	High	Low	High
Consolidated Revenue	$395	$410	5%	9%
America	303	313	3%	7%
Airports	92	97	12%	18%
Full-Year 2025 Outlook:
We have updated our full-year 2025 guidance from the ranges previously issued on May 1, 2025, except for Adjusted EBITDA, which remains unchanged:

	Full Year of 2025		% change from prior year
(in millions)	Low	High	Low	High
Consolidated Revenue	$1,570	$1,600	4%	6%
America	1,180	1,200	3%	5%
Airports	390	400	8%	11%
Adjusted EBITDA[1]	490	505	3%	6%
AFFO[1,2]	75	85	28%	45%
Capital Expenditures[3]	60	70	(26)%	(13)%
1This is a non-GAAP financial measure; see “Supplemental Disclosures” section herein for more information. The Company has not reconciled its Adjusted EBITDA and AFFO guidance to income (loss) from continuing operations, the most directly comparable GAAP measure, because certain material reconciling items cannot be reasonably estimated at this time without unreasonable effort. These items include amortization of deferred financing costs and potential gains or losses on debt extinguishment or modification, which depend on further assessment of the impact of the Company’s August 2025 refinancing, as well as income tax expense or benefit, which may be impacted by the adoption of the One Big Beautiful Bill Act. These items could have a material impact on GAAP results. However, the Company currently estimates full-year 2025 depreciation and amortization of approximately $174 million, share-based compensation of approximately $26 million, and maintenance capital expenditures of approximately $20 million.
2Guidance reflects the expected impact of the August 2025 refinancing on forecasted interest expense (excluding amortization of deferred financing costs), which is a component of AFFO. Other refinancing-related items, which cannot be reasonably estimated at this time without unreasonable effort as described in note (1) above, do not impact AFFO.
3Represents total capital expenditures, including maintenance and growth-related discretionary investments.
Expected results and estimates may be impacted by factors outside of the Company’s control, and actual results may be materially different from this guidance. See “Cautionary Statement Concerning Forward-Looking Statements” for further information.

Results:
Revenue:

(In thousands)	Three Months Ended June 30,		% Change	Six Months Ended June 30,		% Change
	2025	2024		2025	2024
Revenue:
America	$303,111	$290,207	4.4%	$557,304	$539,984	3.2%
Airports	99,685	86,219	15.6%	179,668	163,145	10.1%
Other	12	57		16	194
Consolidated Revenue	$402,808	$376,483	7.0%	$736,988	$703,323	4.8%
Revenue for the second quarter of 2025, compared to the same period in 2024:
America: Revenue up 4.4%:
•Driven by the new roadside billboard contract with the Metropolitan Transportation Authority (“MTA”) and improved performance in the San Francisco/Bay Area market
•Digital revenue increased 11.1% to $113.8 million (up from $102.4 million), reflecting the addition of new digital billboards (including under the MTA contract) and increased demand
•National sales accounted for 33.7% of America revenue
Airports: Revenue up 15.6%:
•Strong advertising demand, led by the Port Authority of New York and New Jersey, San Francisco and Atlanta airports
•Digital revenue increased 31.5% to $63.5 million (up from $48.3 million), partially offset by a decline in print revenue
•National sales accounted for 59.3% of Airports revenue
Direct Operating and SG&A Expenses1:

(In thousands)	Three Months Ended June 30,		% Change	Six Months Ended June 30,		% Change
	2025	2024		2025	2024
Direct operating and SG&A expenses:
America	$175,510	$163,334	7.5%	$341,837	$318,018	7.5%
Airports	75,338	67,139	12.2%	141,008	125,079	12.7%
Other	393	1,122		587	2,824
Consolidated Direct operating and SG&A expenses[2]	$251,241	$231,595	8.5%	$483,432	$445,921	8.4%
1“Direct operating and SG&A expenses” as presented throughout this earnings release refers to the sum of direct operating expenses and selling, general and administrative expenses.
2Includes restructuring and other costs of $0.8 million and $2.4 million during the three and six months ended June 30, 2024, respectively.
Direct operating and SG&A expenses for the second quarter of 2025, compared to the same period in 2024:
America: Direct operating and SG&A expenses up 7.5%:
•Site lease expense increased 11.1% to $94.1 million (up from $84.7 million), largely driven by the MTA contract
Airports: Direct operating and SG&A expenses up 12.2%:
•Site lease expense increased 13.4% to $59.9 million (up from $52.8 million), primarily driven by revenue growth

Segment Adjusted EBITDA1:

(In thousands)	Three Months Ended June 30,		% Change	Six Months Ended June 30,		% Change
	2025	2024		2025	2024
America Segment Adjusted EBITDA	$127,601	$126,980	0.5%	$215,472	$222,444	(3.1)%
Airports Segment Adjusted EBITDA	24,347	19,082	27.6%	38,660	38,164	1.3%
1Segment Adjusted EBITDA is a GAAP financial measure calculated as Revenue less Direct operating expenses and SG&A expenses, excluding restructuring and other costs. See “Supplemental Disclosures” section herein for more information.
Corporate Expenses:

(In thousands)	Three Months Ended June 30,		% Change	Six Months Ended June 30,		% Change
	2025	2024		2025	2024
Corporate expenses[1]	$31,123	$34,047	(8.6)%	$50,903	$63,921	(20.4)%
Adjusted Corporate expenses[2]	23,009	26,319	(12.6)%	45,746	49,841	(8.2)%
1Includes restructuring and other costs (reversals) of $0.8 million and $1.1 million during the three months ended June 30, 2025 and 2024, respectively, and $(7.6) million and $2.8 million during the six months ended June 30, 2025 and 2024, respectively.
2Adjusted Corporate expenses is a non-GAAP financial measure. See “Supplemental Disclosures” section herein for more information, including for a reconciliation of Corporate expenses to Adjusted Corporate expenses.
Corporate expenses decreased 8.6%, and Adjusted Corporate expenses decreased 12.6% for the second quarter of 2025, compared to the same period in 2024. The decreases were primarily driven by:
•Lower employee compensation, primarily related to insurance benefits and bonuses
•Certain prior-year legal costs related to property and casualty settlements that did not recur
Capital Expenditures:

(In thousands)	Three Months Ended June 30,		% Change	Six Months Ended June 30,		% Change
	2025	2024		2025	2024
Capital expenditures:
America	$8,827	$13,450	(34.4)%	$18,646	$22,273	(16.3)%
Airports	2,559	1,807	41.6%	4,793	3,446	39.1%
Other	40	3		52	13
Corporate	1,401	1,051	33.3%	2,567	1,883	36.3%
Consolidated capital expenditures	$12,827	$16,311	(21.4)%	$26,058	$27,615	(5.6)%

Markets and Displays:
As of June 30, 2025, we operated more than 61,400 print and digital out-of-home advertising displays and had a presence in 81 Designated Market Areas (“DMAs”) in the U.S., including 43 of the top 50 U.S. markets.

	Number of digital displays added, net, in second quarter	Total number of displays as of June 30, 2025
		Digital	Printed	Total
America[1]:
Billboards[2]	15	1,970	32,703	34,673
Other displays[3]	22	519	13,239	13,758
Airports[4]	24	2,592	10,405	12,997
Total displays	61	5,081	56,347	61,428
1As of June 30, 2025, our America segment had presence in 28 U.S. DMAs.
2Billboards includes bulletins, posters, spectaculars and wallscapes.
3Other displays includes street furniture and transit displays.
4As of June 30, 2025, our Airports segment operated displays across nearly 200 commercial and private airports in the U.S. and the Caribbean.
Liquidity and Financial Position:
Cash and Cash Equivalents:
As of June 30, 2025, we had $147.1 million of cash and cash equivalents, including $8.5 million held by discontinued operations (Spain and Brazil) and $4.1 million held by continuing operations subsidiaries outside the U.S., primarily in the Caribbean.
The following table summarizes our consolidated cash flows for the six months ended June 30, 2025, including both continuing and discontinued operations:

(In thousands)	Six Months Ended June 30, 2025
Net cash provided by operating activities	$2,326
Net cash provided by investing activities[1]	557,286
Net cash used for financing activities[2]	(585,281)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	4,414
Net decrease in cash, cash equivalents and restricted cash	$(21,255)

Cash paid for interest	$210,220
Cash paid for income taxes, net of refunds	$6,737
1Includes $589.3 million in proceeds from the sales of our Europe-North segment and certain Latin American businesses, net of direct transaction costs paid and cash transferred with the businesses. These proceeds were partially offset by $42.1 million in capital expenditures, including $16.0 million related to discontinued operations.
2On March 31, 2025, we used a portion of the net proceeds from the sale of our Europe-North segment businesses to prepay the $375.0 million aggregate principal amount of term loans (the “CCIBV Term Loan Facility”) of Clear Channel International B.V. (“CCIBV”), a former indirect wholly-owned subsidiary of the Company. In the second quarter of 2025, we repurchased outstanding notes in open market transactions for a total cash payment of $203.4 million, as described in the “Debt” section below.
Debt:
In the second quarter of 2025, we repurchased $95.7 million of our 7.750% Senior Notes due 2028 and $134.1 million of our 7.500% Senior Notes due 2029 in open market transactions for a total cash payment of $203.4 million, including accrued interest of $4.0 million and related fees. The repurchased notes are currently held by the Company and have not been canceled.

In June 2025, we amended our Receivables-Based Credit Agreement and Senior Secured Credit Agreement, extending the maturity dates of the related credit facilities to June 12, 2030. As part of the amendments:
•The Receivables-Based Credit Facility maximum commitment was increased from $175.0 million to $200.0 million, limited by a borrowing base calculated based on accounts receivable, with the calculation revised to expand the scope of eligible accounts.
•The Revolving Credit Facility commitment was reduced from $115.8 million to $100.0 million.
On August 4, 2025, we closed a private offering of $1,150.0 million aggregate principal amount of 7.125% Senior Secured Notes due 2031 and $900.0 million aggregate principal amount of 7.500% Senior Secured Notes due 2033. We used the net proceeds from the offering, together with cash on hand, to fund the full redemption of our 5.125% Senior Secured Notes due 2027 and 9.000% Senior Secured Notes due 2028, in aggregate principal amounts of $1,250.0 million and $750.0 million, respectively. As a result, the indentures governing the redeemed notes were satisfied and discharged.
Following the completion of the second-quarter senior notes repurchases and August 2025 refinancing, we expect cash interest payments of approximately $184 million for the remainder of 2025 and approximately $400 million in 2026, assuming no further prepayments, refinancings, new debt issuances or additional repurchases.
Following the redemption of the 5.125% and 9.000% Senior Secured Notes, our next scheduled debt maturity will be in April 2028, when $899.3 million aggregate principal amount of our 7.750% Senior Notes becomes due.
For additional details on our outstanding debt balance, please refer to Table 3 in this earnings release.

TABLE 1 - Financial Highlights of Clear Channel Outdoor Holdings, Inc. and its Subsidiaries:

(In thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenue	$402,808	$376,483	$736,988	$703,323
Operating expenses:
Direct operating expenses	185,530	167,168	354,059	322,222
Selling, general and administrative expenses	65,711	64,427	129,373	123,699
Corporate expenses	31,123	34,047	50,903	63,921
Depreciation and amortization	43,335	42,501	86,339	84,553
Other operating income, net	(315)	(90)	(6,100)	(3,387)
Operating income	77,424	68,430	122,414	112,315
Interest expense, net	(96,026)	(100,120)	(195,387)	(201,815)
Gain (loss) on extinguishment of debt[1]	28,796	—	28,796	(2,393)
Other income (expense), net[2]	663	449	912	(8,400)
Income (loss) from continuing operations before income taxes	10,857	(31,241)	(43,265)	(100,293)
Income tax benefit (expense) attributable to continuing operations	(4,526)	5,827	(5,706)	5,655
Income (loss) from continuing operations	6,331	(25,414)	(48,971)	(94,638)
Income (loss) from discontinued operations[3]	4,318	(13,220)	122,833	(33,079)
Consolidated net income (loss)	10,649	(38,634)	73,862	(127,717)
Less: Net income attributable to noncontrolling interests	1,129	536	1,833	1,120
Net income (loss) attributable to the Company	$9,520	$(39,170)	$72,029	$(128,837)
1During the three and six months ended June 30, 2025, we recognized a gain on extinguishment of debt of $28.8 million related to the notes repurchased in open market transactions at a discount. During the six months ended June 30, 2024, we recognized a loss on extinguishment of debt of $2.4 million related to the prepayment and amendment of the Term Loan Facility.
2Other expense, net, for the six months ended June 30, 2024 includes $10.0 million of debt modification expense related to the issuance of the 7.875% Senior Secured Notes due 2030 and the associated prepayment and refinancing of the Term Loan Facility.
3Income (loss) from discontinued operations reflects results from our businesses in Spain and Brazil, as well as our former Latin American businesses (Mexico, Peru and Chile, sold February 5, 2025) and former Europe-North segment (sold March 31, 2025). Results for 2025 also include net gains and losses related to sold and held-for-sale businesses, including a $7.6 million loss in the second quarter, primarily related to Brazil, and a $132.0 million net gain for the six-month period, mainly related to the businesses sold in the first quarter of 2025.
Weighted Average Shares Outstanding

(In thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Weighted average common shares outstanding – Basic	496,792	488,740	493,580	486,244
Weighted average common shares outstanding – Diluted	498,401	488,740	493,580	486,244

TABLE 2 - Selected Balance Sheet Information:

(In thousands)	June 30, 2025	December 31, 2024
Cash and cash equivalents	$138,573	$109,707
Total current assets[1]	664,778	1,659,044
Property, plant and equipment, net	457,414	479,987
Total assets[1]	3,766,618	4,804,263
Current liabilities (excluding current portion of long-term debt)[2]	577,706	1,271,630
Long-term debt (including current portion of long-term debt)	5,067,205	5,660,305
Stockholders’ deficit	(3,402,204)	(3,639,783)
1Total current assets and total assets include assets of discontinued operations of $165.9 million and $1,176.0 million as of June 30, 2025 and December 31, 2024, respectively.
2Current liabilities include liabilities of discontinued operations of $99.5 million and $775.2 million as of June 30, 2025 and December 31, 2024, respectively.
TABLE 3 - Total Debt:

(In thousands)	Maturity	June 30, 2025	December 31, 2024
Receivables-Based Credit Facility[1]	June 2030	$—	$—
Revolving Credit Facility[2]	June 2030	—	—
Term Loan Facility	August 2028	425,000	425,000
Clear Channel Outdoor Holdings 5.125% Senior Secured Notes[3]	August 2027	1,250,000	1,250,000
Clear Channel Outdoor Holdings 9.000% Senior Secured Notes[3]	September 2028	750,000	750,000
Clear Channel Outdoor Holdings 7.875% Senior Secured Notes	April 2030	865,000	865,000
Clear Channel Outdoor Holdings 7.750% Senior Notes[4]	April 2028	899,311	995,000
Clear Channel Outdoor Holdings 7.500% Senior Notes[4]	June 2029	905,950	1,040,000
Clear Channel International B.V. Term Loan Facility[5]		—	375,000
Finance leases		3,763	3,974
Original issue discount		(4,224)	(7,313)
Long-term debt fees		(27,595)	(36,356)
Total debt		5,067,205	5,660,305
Less: Cash and cash equivalents		(138,573)	(109,707)
Net debt		$4,928,632	$5,550,598
1On June 12, 2025, we amended the Receivables-Based Credit Agreement, extending the maturity of the Receivables-Based Credit Facility to June 12, 2030 and increasing the maximum commitment to $200.0 million. As of June 30, 2025, we had $81.2 million in letters of credit outstanding and $118.8 million in remaining excess availability under this facility.
2On June 12, 2025, we amended the Senior Secured Credit Agreement, extending the maturity of the Revolving Credit Facility to June 12, 2030 and reducing the commitment to $100.0 million. As of June 30, 2025, we had a $6.8 million letter of credit outstanding (related to our business in Spain) and $93.2 million in remaining excess availability under this facility.
3On August 4, 2025, we deposited an amount equal to the net proceeds from our $2,050.0 million senior secured notes offering, together with cash on hand, with the trustee to fund the full redemption of our 5.125% Senior Secured Notes due 2027 and 9.000% Senior Secured Notes due 2028. As a result, the indentures governing these notes were satisfied and discharged. Refer to the “Liquidity and Financial Position” section of this earnings release for further detail.
4In the second quarter of 2025, we repurchased $229.7 million aggregate principal amount of our 7.750% and 7.500% Senior Notes in open market transactions at a discount. The repurchased notes are held by the Company and have not been canceled. Refer to the “Liquidity and Financial Position” section of this earnings release for further detail.
5On March 31, 2025, we used proceeds from the Europe-North sale to prepay the $375.0 million CCIBV Term Loan Facility. Upon repayment, the related credit agreement was terminated, and all guarantees and collateral were released.

Supplemental Disclosures:
Reportable Segments and Segment Adjusted EBITDA
The Company operates two reportable segments: America (U.S. operations excluding airports) and Airports (U.S. and Caribbean airport operations), with remaining operations in Singapore reported as “Other.” The Company’s European and Latin American businesses are classified as discontinued operations; therefore, their results are excluded from this earnings release, which only reflects continuing operations for all periods presented.
Segment Adjusted EBITDA is the profitability metric reported to the Company's chief operating decision maker (the Company’s President and Chief Executive Officer) for purposes of allocating resources and assessing segment performance. Segment Adjusted EBITDA is a GAAP financial measure calculated as Revenue less Direct operating expenses and SG&A expenses, excluding restructuring and other costs. Restructuring and other costs include costs associated with cost-saving initiatives such as severance, consulting and termination costs and other special costs.
Non-GAAP Financial Information
This earnings release includes information that does not conform to U.S. generally accepted accounting principles (“GAAP”), including Adjusted EBITDA, Adjusted Corporate expenses, Funds From Operations (“FFO”) and Adjusted Funds From Operations (“AFFO”). The Company believes these non-GAAP measures provide investors with useful insights into its operating performance, particularly when comparing to other out-of-home advertisers, and they are widely used by companies in this industry. Please refer to the reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures below.
The Company defines and uses these non-GAAP measures as follows:
•Adjusted EBITDA is defined as income (loss) from continuing operations, plus: income tax expense (benefit) attributable to continuing operations; non-operating expenses (income), including other expense (income), loss (gain) on extinguishment of debt, and interest expense, net; other operating expense (income), net; depreciation, amortization and impairment charges; share-based compensation expense; and restructuring and other costs, which include costs associated with cost-saving initiatives such as severance, consulting and termination costs and other special costs.
The Company uses Adjusted EBITDA to plan and forecast for future periods and as a key performance measure for executive compensation. The Company believes Adjusted EBITDA allows investors to assess the Company’s performance in a way that is consistent with Company management’s approach and facilitates comparison to other companies with different capital structures or tax rates. Additionally, the Company believes Adjusted EBITDA is commonly used by investors, analysts and peers in the industry for valuation and performance comparisons.
•“Adjusted Corporate expenses” is defined as corporate expenses excluding share-based compensation and restructuring and other costs. The Company uses Adjusted Corporate expenses to evaluate core corporate spending and to assist in planning and forecasting for future periods.
•FFO is defined in accordance with the National Association of Real Estate Investment Trusts (“Nareit”) as consolidated net income (loss) before: depreciation, amortization and impairment of real estate; gains or losses from the disposition of real estate; and adjustments to eliminate unconsolidated affiliates and noncontrolling interests.
•The Company defines AFFO as FFO excluding discontinued operations and before adjustments for continuing operations, including: maintenance capital expenditures; straight-line rent effects; depreciation, amortization and impairment of non-real estate; loss or gain on extinguishment of debt and debt modification expense; amortization of deferred financing costs and note discounts; share-based compensation expense; deferred taxes; restructuring and other costs; transaction costs; and other items such as foreign exchange transaction gains or losses, adjustments for unconsolidated affiliates, noncontrolling interest and nonrecurring gains or losses.
Although the Company is not a Real Estate Investment Trust (“REIT”), it competes directly with REITs that present the non-GAAP measures of FFO and AFFO. Therefore, the Company believes that presenting these measures helps investors evaluate its performance on the same terms as its direct competitors. The Company calculates FFO in accordance with Nareit’s definition, which does not restrict presentation of these measures to REITs. Additionally, the Company believes FFO and AFFO are already commonly used by investors, analysts and competitors in the industry for valuation and performance comparisons.
The Company does not use, and you should not use, FFO and AFFO as indicators of the Company’s ability to fund its cash needs, pay dividends or make other distributions. Since the Company is not a REIT, it has no obligation to pay dividends and does not intend to do so in the foreseeable future. Moreover, the presentation of these measures should not be construed as an indication that the Company is currently in a position to convert into a REIT.

These non-GAAP financial measures should not be considered in isolation or as substitutes for the most directly comparable GAAP measures as an indicator of operating performance or the Company’s ability to fund its cash needs. In addition, these measures may not be comparable to similarly named measures presented by other companies.
See reconciliations of income (loss) from continuing operations to Adjusted EBITDA, corporate expenses to Adjusted Corporate expenses, and consolidated net income (loss) to FFO and AFFO in the tables below. This data should be read in conjunction with the Company’s most recent Annual Report on Form 10-K, Form 10-Qs and Form 8-Ks, available on the Investor Relations page of the Company’s website at investor.clearchannel.com.
Reconciliation of Income (Loss) from Continuing Operations to Adjusted EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2025	2024	2025	2024
Income (loss) from continuing operations	$6,331	$(25,414)	$(48,971)	$(94,638)
Adjustments:
Income tax (benefit) expense attributable to continuing operations	4,526	(5,827)	5,706	(5,655)
Other (income) expense, net	(663)	(449)	(912)	8,400
(Gain) loss on extinguishment of debt	(28,796)	—	(28,796)	2,393
Interest expense, net	96,026	100,120	195,387	201,815
Other operating income, net	(315)	(90)	(6,100)	(3,387)
Depreciation and amortization	43,335	42,501	86,339	84,553
Share-based compensation	7,359	6,666	12,783	11,260
Restructuring and other costs (reversals)[1]	755	1,849	(7,621)	5,233
Adjusted EBITDA	$128,558	$119,356	$207,815	$209,974
1Restructuring and other cost reversals for the six months ended June 30, 2025 includes $10.1 million in insurance proceeds related to the ongoing recovery of certain amounts previously incurred in connection with a resolved legal matter.
Reconciliation of Corporate Expenses to Adjusted Corporate Expenses

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2025	2024	2025	2024
Corporate expenses	$31,123	$34,047	$50,903	$63,921
Less reconciling items:
Share-based compensation	7,359	6,666	12,783	11,260
Restructuring and other costs (reversals)[1]	755	1,062	(7,626)	2,820
Adjusted Corporate expenses	$23,009	$26,319	$45,746	$49,841
1Restructuring and other cost reversals for the six months ended June 30, 2025 includes $10.1 million in insurance proceeds related to the ongoing recovery of certain amounts previously incurred in connection with a resolved legal matter.

Reconciliation of Consolidated Net Income (Loss) to FFO and AFFO

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2025	2024	2025	2024
Consolidated net income (loss)	$10,649	$(38,634)	$73,862	$(127,717)
Depreciation and amortization of real estate	38,739	46,509	77,133	93,315
Net loss (gain) on disposition of real estate (excludes condemnation proceeds)[1]	882	1,930	(137,541)	(3,658)
Impairment of real estate[2]	—	16,808	—	16,808
Adjustment for unconsolidated affiliates and non-controlling interests	(1,790)	(1,075)	(2,905)	(2,273)
Funds From Operations (FFO)	48,480	25,538	10,549	(23,525)
Less: FFO from discontinued operations	5,374	13,051	(14,277)	3,040
FFO from continuing operations	43,106	12,487	24,826	(26,565)
Capital expenditures–maintenance	(6,110)	(6,978)	(10,611)	(10,430)
Straight-line rent effect	(623)	16	(2,712)	(262)
Depreciation and amortization of non-real estate	4,596	4,704	9,206	9,440
Loss (gain) on extinguishment of debt, net, and debt modification expense	(28,796)	194	(28,796)	12,360
Amortization of deferred financing costs and note discounts	2,355	2,346	4,722	4,890
Share-based compensation	7,359	6,666	12,783	11,260
Deferred taxes	3,245	(6,164)	3,209	(6,485)
Restructuring and other costs (reversals)[3]	755	1,849	(7,621)	5,233
Transaction costs for structural initiatives and financial advisory services	140	1,710	736	3,448
Other items	1,790	(1,017)	(788)	112
Adjusted Funds From Operations (AFFO)	$27,817	$15,813	$4,954	$3,001
1Net gain on the disposition of real estate for the six months ended June 30, 2025 includes a net gain of $132.0 million related to sold and held-for-sale businesses, primarily from the sales of our businesses in Mexico, Peru, Chile and our Europe-North segment businesses.
2Impairment charges for the three and six months ended June 30, 2024 relate to the impairment of long-lived assets in certain of our Latin American businesses.
3Restructuring and other cost reversals for the six months ended June 30, 2025 includes $10.1 million in insurance proceeds related to the ongoing recovery of certain amounts previously incurred in connection with a resolved legal matter.
Conference Call
The Company will host a conference call to discuss these results on August 5, 2025, at 8:30 a.m. Eastern Time. A live audio webcast, along with details on how to register, will be available in the “Events & Presentations” section of the Company’s investor website (investor.clearchannel.com) or at the following link: clear-channel-outdoor-q2-2025-earnings-call.open-exchange.net/registration. A replay of the webcast will be available following the call in the same section of the investor website.
About Clear Channel Outdoor Holdings, Inc.
Clear Channel Outdoor Holdings, Inc. (NYSE: CCO) is at the forefront of driving innovation in the out-of-home advertising industry. Our dynamic advertising platform is broadening the pool of advertisers using our medium through the expansion of digital billboards and displays and the integration of data analytics and programmatic capabilities that deliver measurable campaigns that are simpler to buy. By leveraging the scale, reach and flexibility of our diverse portfolio of assets, we connect advertisers with millions of consumers every month.

For further information, please contact:
Jason King
SVP, Corporate Communications & Marketing
(212) 812-0064
InvestorRelations@clearchannel.com
Cautionary Statement Concerning Forward-Looking Statements
Certain statements in this earnings release are considered “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Clear Channel Outdoor Holdings, Inc. and its subsidiaries (the “Company”) to differ materially from any future results, performance, achievements, guidance, goals and/or targets expressed or implied by such forward-looking statements. Words such as “guidance,” “believe,” “expect,” “anticipate,” “estimate,” “forecast,” “goals,” “targets” and similar terms are used to identify such forward-looking statements. In addition, any statements that refer to expectations or other characterizations of future events or circumstances are forward-looking statements, including, but not limited to: our guidance, outlook, mid-term or long-term forecasts, goals or targets; our business plans and strategies and the expected benefits of business initiatives; the effects of tariffs and views on the macroeconomic environment; expectations regarding the sales of our businesses in Brazil and Spain, including the expected proceeds; expectations about certain markets and potential improvements; industry and market trends; expectations surrounding our cash flow; our ability to retain new and existing customers and maintain bookings; the anticipated effects of our new senior secured notes offering and notes redemptions; and our liquidity. These statements are not guarantees of future performance and are subject to risks and uncertainties, some of which are beyond our control and difficult to predict.
Various risks that could cause actual results to differ from those expressed by the forward-looking statements included in this earnings release include, but are not limited to: continued economic uncertainty, an economic slowdown or a recession, including as a result of increased and proposed tariffs, retaliatory trade regulations and policies, and uncertainty in the financial and capital markets; our ability to generate enough cash to service our debt obligations and fund our operations, business strategy and capital expenditures; the impact of our substantial indebtedness, including the effect of leverage on our financial position and earnings; the impact of the issuance of the new senior secured notes and notes redemptions on our interest expense, liquidity and debt maturity profile; the difficulty, cost and time required to implement our strategy, and the fact that we may not realize the anticipated benefits therefrom; volatility of our stock price; our ability to continue to comply with the applicable listing standards of the New York Stock Exchange, including the minimum bid price requirement, and any subsequent failure to timely resume compliance within any applicable cure period; changes in laws or regulations and tax structures; our ability to obtain and renew key contracts with municipalities, transit authorities and private landlords; we face intense competition and our market share is subject to change; regulations and consumer concerns regarding privacy, digital services, data protection and artificial intelligence; breaches of our information security; failure to accurately estimate industry and Company forecasts and to maintain bookings; restrictions on out-of-home advertising of certain products; environmental, health, safety and land use laws and regulations; the impact of the potential sales of our businesses in Brazil and Spain; the impact of the recent dispositions of certain of our businesses in Europe and Latin America, as well as other strategic transactions or acquisitions; third-party claims of intellectual property infringement, misappropriation or other violation against us or our suppliers; the impacts on our stock price as a result of future sales of common stock, or the perception thereof, and dilution resulting from additional capital raised through the sale of common stock or other equity-linked instruments; restrictions in our debt agreements that limit operational flexibility; challenges regarding our use of artificial intelligence to enhance operational efficiency and support decision-making across key areas of our business; the effect of credit ratings downgrades; our reliance on senior management and key personnel; continued scrutiny and shifting expectations from government regulators, municipalities, investors, lenders, customers, activists and other stakeholders; and other factors set forth in our SEC filings. You should not place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this earnings release. For a more comprehensive discussion of risks, see the “Item 1A. Risk Factors” section of the Company’s reports filed with the SEC, including the Company's Annual Report on Form 10-K for the year ended December 31, 2024. The Company does not undertake any obligation to update or revise any forward-looking statements because of new information, future events or otherwise.